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                                                               Exhibit 99.(n)(1)

[Ernst & Young LLP letterhead]


            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the captions "Financial Statements" in the Prospectus and "Financial Statements" and "Experts" in the Statement of Additional Information and to the use of our reports dated March 18, 2005 with respect to the financial statements of EquiTrust Life Variable Account II and February 4, 2005 with respect to the financial statements and schedules of EquiTrust Life Insurance Company, in Post-Effective Amendment No. 9 to the Registration Statement (Form N-6 No. 333-31446) and related Prospectus of EquiTrust Life Variable Account II (Flexible Premium Last Survivor Variable Life Insurance Policy) dated May 1, 2005.

                                               /s/ Ernst & Young LLP

Des Moines, Iowa
April 26, 2005